EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AML Communications’ Mica-Tech Unit to Seek $2 Million Federal Grant to Develop Satellite-Based Power Grid Control and Monitoring System

CAMARILLO, Calif., July 13, 2009 -- AML Communications, Inc. (AMLJ.OB ) announced today that its wholly-owned subsidiary Mica-Tech, Inc. has filed a Letter of Intent with U.S. Department of Energy (DOE) stipulating that Mica-Tech intends to apply for a matching grant of up to $2 million under the Smart Grid Investment Grant program (SGIG).

AML and Mica-Tech are seeking the grant to help complete the development and introduction of a new generation of two-way, highly-secure, satellite-based control and monitoring systems for electric utility substations.  Mica-Tech completed development of a first generation system that performs the communications functions for monitoring and control of the power grid under funding provided by a major Southern California power utility. The previously developed products have been deployed successfully in California during the last 10 years. The deadline for formal grant applications is August 6, 2009, and Mica-Tech intends to ask for a grant to cover 50% of its total developmental costs, estimated at $4 million.

Total funding for the SGIG program is approximately $3.4 billion, some or all of which will come from Federal economic stimulus funds under the American Recovery and Reinvestment Act of 2009.  SGIG projects will be funded based on merit and in accordance with the Recovery Act, which provides guidance and processes for managing and carrying out projects under the Act.

The overall purpose of the SGIG program is to accelerate the modernization of the nation’s electric transmission and distribution systems and promote investments in smart grid technologies, tools, and techniques which increase flexibility, functionality, interoperability, cyber-security, situational awareness, and operational efficiency. The products developed must be marketable and deployed on a commercial scale. Grants cover 50% of the development cost and allow for co-participation. AML will be a co-participator to Mica-Tech, bolstering Mica-Tech’s financial ability to undertake the program.
The full document detailing the SGIG program may be downloaded from:

http://www.greentechmedia.com/images/wysiwyg/News/ARRAFOA.rtf

About AML Communications

AML Communications is a designer, manufacturer and marketer of amplifiers and integrated assemblies that address the Defense Electronic Warfare Markets.  The Company’s extensive range of microwave low noise amplifiers and power amplifiers can be found in leading defense projects. With over 20 years of serving the military with outstanding customer care, quality, performance and price leadership, AML is committed to mission success.  The Company's Mica-Tech subsidiary is a designer, manufacturer and marketer of intelligent satellite systems that provide Supervisory Control and Data Acquisition (SCADA) of the electric power grid.

AML’s web site is located at www.amlj.com.  Mica-Tech’s website is located at www.mica-tech.com.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular, defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

Investor Inquiries:

Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

Financial Profiles, Inc.
Tricia Ross
(916) 939-7285